PGH
ENGINEERS · CONSULTANTS

May 23, 2019

Daybreak Oil and Gas, Inc.
1101 N. Argonne Road
Suite A 211
Spokane Valley, WA 99212

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PGH Petroleum and Environmental Engineers, LLC; and to references to PGH Petroleum and Environmental Engineers LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2019, in your Annual Report on Form 10-K for the year ended February 28, 2019 to be filed on or around May 26, 2019

PGH Petroleum and Environmental Engineers, LLC
Texas Firm Registration No. F-9137
Austin, Texas
May 22, 2018